EXHIBIT 21

                            HAMPSHIRE GROUP, LIMITED
                            SCHEDULE OF SUBSIDIARIES
                                DECEMBER 31, 2003



                                      State/Country       Percentage of Voting
                                  of Incorporation or      Securities Owned by
Name of Subsidiary                    Organization          Immediate Parent
----------------------------      --------------------    --------------------

Hampshire Designers, Inc.                Delaware                100

Item Eyes, Inc.                          Delaware                100

Keynote Services, Limited                Hong Kong               100

Glamourette Fashion Mills, Inc.          Delaware                100
(Inactive)